UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006 (November 27, 2006)

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US LEC CORP.

(Exact name of registrant as specified in its charter)

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Delaware	0-24061	56-2065535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morrocroft III 6801 Morrison Boulevard Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 319-1000

N/A

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2006, Aaron D. Cowell, Jr. stepped down from his position as the President and Chief Executive Officer of US LEC Corp. (the "Company") and resigned from the Company's Board of Directors, effective as of November 27, 2006. Mr. Cowell's employment with the Company will terminate effective as of December 4, 2006. Mr. Cowell will be entitled to receive certain payments and other benefits in connection with his departure on terms substantially the same as those provided for in the form of letter agreement filed as Exhibit 10.6 to the Company's Form 8-K, dated August 14, 2006.

The Company has appointed Tansukh V. Ganatra to the position of interim Chief Executive Officer of the Company, effective as of November 27, 2006. Mr. Ganatra (62 years of age) co-founded the Company in June 1996 and is currently a member of the Company's Board of Directors. Mr. Ganatra served as the Company's Chief Executive Officer and Vice Chairman of the Board of Directors from July 1999 until his retirement in December 2001. He also served as the Company's President and Chief Operating Officer from June 1996 until July 1999. Mr. Ganatra will be entitled to receive compensation for his services as interim Chief Executive Officer under his previously existing consulting agreement with the Company, dated as of February 7, 2002, which was filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K for its year ended December 31, 2001. The basic financial terms of the consulting agreement are that Mr. Ganatra is entitled to receive from the Company (i) $50,000 per year for up to 160 hours of services, (ii) $500 per hour for each hour worked beyond the 160 hours and (iii) reimbursement for his expenses in providing such services, including for an ISDN line at his home.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US LEC Corp.

By:	/s/ J. Lyle Patrick
	Name:	J. Lyle Patrick
	Title:	Executive Vice President
and Chief Financial Officer

Date: December 1, 2006

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